Exhibit 10.12

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of October 1, 2020, by and between Steffen Schewerda (“Executive”) and M-B Companies, Inc., a Wisconsin corporation (the “Company”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.         Term. Executive’s employment hereunder shall commence on October 1, 2020 (the “Start Date”) and shall continue until the termination of the employment relationship as described in Section 5 of this Agreement.

2.         Positions and Duties.

2.1       Position. On the Start Date, Executive shall be engaged as Designated Chief Executive Officer of the Company. In such position, Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Chief Executive Officer of the Company. Effective January 1, 2021, subject to the terms of this Agreement, Executive shall be promoted to the position of Chief Executive Officer of the Company, which duties, authority, and responsibilities are consistent with Executive’s position. In such position, Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board of Directors of the Company (the “Board”).

2.2       Positions at Affiliates. Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation. Consistent therewith and subject to the terms of this Agreement, (i) effective as of January 1st, 2021, Executive shall serve as CEO North America, as member of the Executive Board of Aebi Schmidt Holding AG, a public limited company under Swiss law (“Aebi Schmidt Group”) and as member of the Board of Directors of Aebi Schmidt Canada Inc.; (ii) Executive shall assume the additional roles of (1) CEO ASH North America Inc, a Delaware Corporation, (2) President, Meyers Products, LLC, an Ohio limited liability company; and (3) President, Swenson Spreader LLC, an Ohio limited liability company. The Company, Aebi Schmidt Group and each of their affiliates, including Meyer Products, LLC, Swenson Spreader LLC, and Aebi Schmidt Canada Inc. hereafter are collectively referred to as the “Group Companies”) and any individual affiliate, a “Group Company”).

2.3       Outside Activities. During Executive’s employment with the Company and/or his services for any Group Company, Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Executive is to (i) to act or serve as a director, trustee, committee member, or principal of any type of civic, or charitable organization so long is such service is permitted under the terms of the Code of Conduct for Employees of the Aebi Schmidt Group (the “Code of Conduct”), and (ii) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (i) and (ii) do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.         Place of Performance; Relocation Bonus. As of the Start Date, the principal place of Executive’s employment shall be based out of the corporate offices of M-B Companies, Inc. in New Holstein, Wisconsin, subject to any required travel on Group Company business. Executive agrees to relocate to the New Holstein Wisconsin area by December 31, 2020. To facilitate Executive’s relocation, the Company shall pay Executive relocation expenses for renting, moving and/or storing furnishings as they incur but at a maximum of $20,000 (the “Relocation Bonus”), less applicable taxes and other withholdings, within one (1) month of the Start Date. Executive will provide quotes and invoices accordingly if requested by the company.

4.         Compensation.

4.1       Base Salary. During Executive’s employment, the Company shall pay Executive an annual base salary of $250,000, less applicable taxes and other withholdings, in periodic installments in accordance with the Company’s customary payroll practices. Executive’s base salary shall be reviewed periodically by the Board and the Board may, but shall not be required to, increase the base salary during Executive’s employment. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2       Annual Bonus. During Executive’s employment, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). Executive’s Annual Bonus for 2020 shall be $30,000, less applicable taxes and other withholdings, which shall be payable at such time bonuses are generally paid to similarly situated executives of the Aebi Schmidt Group but in no event later than March 15, 2021. Commencing on January 1, 2021, Executive shall be eligible to earn a bonus under the terms of the Aebi Schmidt Group Regulation on Short-term Variable Remuneration, Multiple Model (as in effect from time to time, such Regulation and any successor thereto the “Annual Bonus Plan”), with a target annual bonus of $150,000. The actual bonus payable under the Annual Bonus Plan for a performance year shall be determined based upon performance against goals established for the applicable performance year and such other prerequisites and requirements set forth in the terms of the Annual Bonus Plan, and shall be payable no later than the March 15th following the end of the performance year. Executive’s target annual bonus shall be reviewed periodically by the Board and the Board may, but shall not be required to, increase the target annual bonus during Executive’s employment. Executive’s target annual bonus, as in effect from time to time, is hereinafter referred to as “Target Annual Bonus”. Notwithstanding anything to the in this or any other Agreement or plan to the contrary, no bonus is earned and Executive shall not be eligible to receive an Annual Bonus if Executive has provided notice of his resignation.

4.3       Employee Benefit Plans. During Executive’s employment, Executive shall be eligible to participate in the employee and fringe benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.4       Vacation. During Executive’s employment, Executive shall be entitled to accrue five (5) weeks’ of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

4.5       Car Allowance; Company Car. The Company shall provide Executive with a monthly car allowance of $1,000, less applicable withholdings and taxes, for each of the first three months of his employment (i.e., October, November, and December 2020) to be used by Executive to rent a car and cover all related car-related expenses (including, without limitation, gasoline and insurance). Commencing on January 1, 2021 and during Executive’s employment thereafter, the Company will provide Executive with a Company car for use by Executive during his employment (“Company Car”). Executive’s use of the Company Car shall be consistent with Company policies, as in effect from time to time. The Company Car shall belong to or be leased by the Company and shall be registered in the Company’s name. The Company shall bear the cost of insurance, regular maintenance and repairs for the Company Car. On January 1, 2021, Executive shall take over the Company Car presently used by the CEO North America. The Company shall replace the Company Car from time to time in accordance with its practices in effect for managing Company cars.

4.6       Business Expenses. The Company shall reimburse Executive for reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of his duties hereunder, provided they are incurred and timely submitted in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

4.7       Deferred Compensation (Section 409A). To the extent any payments or benefits due to Executive during his employment are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company shall endeavor to administer the payments or benefits to comply with Section 409A. To the extent the Company determines that the following rules are required to comply with Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and; (iii) any right to reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that payments and benefits provided to Executive will comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

5.         Termination of Employment. The Company may terminate Executive’s employment with the Company with or without “Cause” (as defined in Section 5.1 below) or on account of Executive’s “Disability” (as defined in Section 5.3 below) and Executive may resign from the Company for any reason or no reason in accordance with the procedures set forth in this Section 5. Executive’s employment with the Company shall automatically terminate on the on the date of Executive’s death.

5.1       Termination by the Company without Cause. The Company may terminate Executive’s employment with the Company without Cause on one hundred eighty (180) days advance written notice. During such notice period, the terms of this Agreement shall continue to apply. The Company, may at its option, relieve Executive of the obligation to perform services.

5.2       Termination by the Company for Cause. The Company may terminate Executive’s employment with the Company if it determines that Cause exists. For purposes of this Agreement, “Cause” will mean (i) Executive’s material act or acts of personal dishonesty taken in connection with his responsibilities under this Agreement that results, or could be reasonably expected to result, in material injury to the reputation or business of any Group Company; (ii) Executive’s gross negligence or willful misconduct in respect of the performance of his duties to the Company; (iii) Executive’s engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of a Group Company; (iv) Executive’s misappropriation of the assets of the Company or any other Group Company; (v) Executive’s intentional disclosure or misuse of confidential information or business opportunities of any Group Company that results, or could be reasonably expected to result, in material injury to the reputation or business of the Group Companies); (vi) act or acts of embezzlement or fraud committed by Executive, at Executive’s direction, or with Executive’s prior personal knowledge; (vii) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to (x) a felony, or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or to any Group Company; (viii) Executive’s habitual or repeated neglect of, or failure to perform, his duties to the Company or any Group Company (other than due to Executive’s illness or injury) or Executive’s habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance which Executive is properly taking under a current prescription); or (ix) Executive’s breach of any material provisions of this Agreement, the Code of Conduct, or any material breach of any written policies of a Group Company applicable to Executive, including but not limited to those relating to sexual harassment or business conduct, or Executive’s breach of a fiduciary duty or responsibility to the Company or to a Group Company or other affiliated entity.

The Company shall provide Executive with written notice of his termination for Cause, which notice shall detail the particular act or acts or failure or failures to act that constitute the grounds on which the termination for Cause is based. Unless otherwise provided in the notice of termination, such employment termination shall have immediate effect; provided, however, that with respect to any Cause termination relying on clause (i), (ii), (iii), (v), (viii) or (ix) above, Executive will be given and such termination will be effective at the expiration of such ten (10) day notice period unless Executive shall have fully cured to act, to the reasonable satisfaction of the Board, such act or acts or failure or failures that give rise to Cause during such period. Once notice of termination of employment is provided, Executive shall not be eligible for the payment of an Annual Bonus; provided, however, that if Executive cures Cause and Cause is no longer deemed to exist, the Company shall promptly pay Executive the Annual Bonus he would have received during the notice period.

5.3       Termination of Employment due to Death or Disability. Executive’s employment with the Company will terminate automatically if Executive dies, effective as of the date of Executive’s death. The Company may terminate Executive’s employment, upon thirty (30) days’ prior written notice on account of Executive’s Disability. In the event of Executive’s death or upon the date the Company provides Executive with notice of its intention to terminate his employment for Disability, Executive shall cease to eligible for the payment of an Annual Bonus. For purposes of this Agreement, “Disability” will mean Executive’s physical or mental disability or infirmity that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation, which can be expected to result in death or can be expected to last for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. The Company will determine whether Executive has incurred a Disability based on the Board’s good faith determination, and may require Executive to submit to reasonable physical and mental examinations for this purpose. In the absence of agreement between the Company and Executive (or his legal representative), each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

5.4.      Resignation by Executive. Executive may resign from his employment with the Company for any reason on no less than one hundred eighty (180) days advance notice. The Company shall have the right to accept Executive’s resignation upon shorter notice; provided, however, that if the Company accepts such resignation on less notice, the Company shall continue to pay Executive the balance of the Base Salary that would have been payable to Executive had Executive’s employment continued during the notice period. During the notice period, the terms of this Agreement shall continue to apply except that the Executive shall not be eligible for, and the Company shall not pay, the Annual Bonus, and the Company, may at its option, relieve Executive of the obligation to perform services.

5.5.      Impact of Employment Termination on Other Group Company Roles. Upon any termination of Executive’s employment with the Company for any reason, except as may otherwise be requested by the Company in writing, Executive will be deemed to have resigned from any and all directorships, officerships, committee memberships and any other positions that Executive holds with the Company or any other Group Company. Executive agrees to execute all documents reasonably requested by the Company or any Group Company to confirm such resignations. Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign his name and on his behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

5.6.      Cooperation. The parties agree that certain matters in which Executive will be involved during his employment may necessitate Executive’s cooperation after the employment relationship terminates. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with reasonable requests made by the Company in connection with matters arising out of Executive’s service to the Company.

5.7       Payments Due to Executive Upon Employment Termination. Following Executive’s termination of employment for any reason, the Company will owe Executive no further payments other than accrued benefits. For purposes of this Agreement, “Accrued Benefits” will mean (i) Executive’s unpaid Base Salary through the applicable date of Executive’s termination, (ii) any accrued but unused vacation days, (iii) any right to benefits under the terms of the Company’s employee benefit plans in which Executive participates at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits); and (iv) timely reimbursement of unreimbursed business expenses incurred by Executive upon presentation of such expenses in accordance with Company policies. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company or Group Company severance plan, program or arrangement, even if he is otherwise eligible under the terms thereof.

5.8       Return of Company Property. At the time of Executive’s employment termination for any reason, or upon demand by the Company prior to the date of such employment termination, Executive shall return to the Company, (i) the Company Car (which shall be delivered substantially in the same condition as originally delivered by the Company to Executive except for expected wear and tear), (ii) all Confidential Information (as defined in the separate Confidentiality and Intellectual Property Agreement between Executive and the Company) and (iii) all other property of the Company and each Group Company then in Executive’s possession including without limitation, keys, access cards, Company credit cards, network access devices, computers, mobile phones, tablets, PDAs, webcams, computer drives and other removable information storage devices, Group Company documents and materials belonging to the Company. With respect to any Company property including Confidential Information maintained in Executive’s possession or under control, including those stored on any non-Group Company devices, accounts (e.g., GoogleDrive or GMail), networks, storage locations, or media under Executive’s possession or control, Executive shall following transfer of such files to the Company, and following the Company’s advice that such files have been received in good form, delete or otherwise destroy any copies that remain.

6.         Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Wisconsin without regard to conflicts of law principles.

7.         Jurisdiction and Venue. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, whether in contract, tort or otherwise, shall be brought in the United States District Court for the Eastern District of Wisconsin or in the Circuit Court of the State of Wisconsin located in Calumet County, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.

8.         Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby.

9.         Entire Agreement. Unless specifically provided herein, this Agreement and the Confidentiality and Intellectual Property Agreement between the parties contain all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.       Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and a member of the Company’s Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.       Severability. If any provision of this Agreement (or portion thereof) is held to be prohibited or unenforceable in any jurisdiction then, as to such jurisdiction, such provision (or portion thereof) shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision (or portion thereof) in any other jurisdiction.

12.       Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.       Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier or by email (the receipt of which is specifically acknowledged by the recipient) to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	If to Executive:
M-B Companies, Inc. P.O. Box 200 1615 Wisconsin Avenue, New Holstein, WI 53061 Attn: Claudia Dubois	Steffen Schewerda

Email: Claudia.dubois@aebi-schmidt.com	Email: Executive’s Company email

Executive private Email address: [REDACTED]

16.       Representations of Executive. Executive represents and warrants to the Company that: (i) Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound; and (ii) Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

17.       Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax or other obligation it may have under any applicable law or regulation.

18.       Survival. Upon the termination of Executive’s employment, this Agreement shall also terminate except that the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.       Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

M-B Companies, Inc.

By	/s/ Barend Fruithof	By	Thomas Schenkirsch
Name:	Barend Fruithof	Name:	Thomas Schenkirsch
Title:	Director	Title:	Director

EXECUTIVE

Signature: /s/ Steffen Schewerda

Name: Steffen Schewerda

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